ION Reports First Quarter Results
Revenues up 16% to $129.7 million

HOUSTON – April 30, 2013 – ION Geophysical Corporation (NYSE: IO) today reported first quarter 2013 revenues of $129.7 million, a 16% increase from revenues of $111.7 million in first quarter 2012. First quarter 2013 net income was $1.5 million, or $0.01 per diluted share, compared to net income of $8.2 million, or $0.05 per diluted share, in first quarter 2012. Adjusted EBITDA was $25.7 million compared to $36.7 million in first quarter 2012.
Brian Hanson, the Company’s President and Chief Executive Officer, commented, “Our first quarter results were impacted by several one-off items that collectively reduced our earnings significantly. Nevertheless, our underlying growth trend and momentum continue and we remain confident in our full year outlook as we continue to build upon the momentum delivered in 2012.
“Our GeoVentures® division delivered a strong revenue quarter driven by new ventures revenues. Our data library sales were impacted somewhat by delays in licensing rounds offshore Tanzania and Greenland, but we remain confident these sales will be realized later this year. We continued a multi-quarter 3D marine program during the quarter, positioning us strategically in some key growth markets, which will result in great margins when complete. While we recorded a bad debt reserve related to a bankruptcy filing of one of our underwriting clients in a land program, we expect the data from this program to remain extremely valuable to constituents that pick up these leases from our client.
“Our data processing business remained strong as we continued to benefit from improvement in U.S. Gulf of Mexico activity and international diversification. We are opening a new processing center in Perth, Australia, further expanding our global footprint. Additionally, we’re continuing to benefit from increased penetration of our WiBandTM broadband solution.
“Our Software segment achieved relatively flat revenues in the first quarter, which is typical for this business, with growth in sales of our Orca® software and on-board acquisition optimization services offset by a slight decline in sales of our traditionally more transactional seabed software.
“Our Systems segment revenues declined in the first quarter, driven by lower demand for positioning products due to a slowdown of new vessel builds as well as a decline in revenues in our land sensors business.
“We recorded a slight loss on our 30% share in the GeoRXT joint venture in the first quarter. We expect to comment more specifically about the joint venture and our ongoing discussions to increase to a 50% share in the near future. At that time, we can provide more granularity for the full year outlook and our plans to expand the operations beyond Brazil.”
FIRST QUARTER 2013
Total revenues for the first quarter of 2013 increased 16% to $129.7 million, compared to $111.7 million a year ago. Solutions segment revenues increased 35% over the same period in 2012; Software segment revenues were relatively flat; Systems segment revenues declined by 13%.

Solutions segment revenues increased to $89.2 million in first quarter 2013, compared to $66.1 million a year ago, driven primarily by a 67% increase in new ventures activity and 16% growth in the data processing business, partially offset by an 8% decline in data library sales.
Software segment sales were $8.7 million compared to $8.9 million in first quarter 2012. Excluding foreign currency effects, Software segment revenues were relatively flat.
Systems segment sales declined to $31.8 million from $36.7 million in first quarter 2012, principally due to lower marine positioning equipment and land sensors revenue, partially offset by modest growth in marine seabed revenues.
Consolidated gross margins were 27%, compared to 37% in first quarter 2012. The gross margin decrease was driven primarily by the mix of products sold within the Systems business, with a decline in higher margin positioning products, partially offset by growth in lower margin marine seabed and marine streamer products, combined with the land sensors revenue decline. Additionally, the GeoVentures 3D program weather delays negatively impacted gross margins by nearly $6 million in first quarter 2013.
First quarter operating margins were 1%, compared to 10% in first quarter 2012. The operating margin deterioration was caused by a combination of gross margin deterioration as explained above, as well as approximately $2.9 million in bad debt reserves, primarily due to the bankruptcy of a GeoVentures underwriting client as noted above.
The Company’s effective tax rate during the first quarter was 40%, compared to 29% in first quarter 2012. During the first quarter, the Company recorded a one-time adjustment to tax that adversely impacted the effective tax rate. Excluding the one-time adjustment, the Company’s effective tax rate for first quarter 2013 was 29%.
The Company’s equity investments include its 49% interest in INOVA Geophysical and its 30% interest in GeoRXT B.V. The Company accounts for its 49% interest in INOVA Geophysical on a one fiscal quarter-lag basis. As a result, the Company’s share of INOVA Geophysical’s fourth quarter 2012 financial results is included in the Company’s first quarter results. INOVA Geophysical reported revenues of $59.6 million, compared to $59.0 million in fourth quarter 2011. INOVA Geophysical reported earnings of $3.7 million for fourth quarter 2012, compared to earnings of $5.7 million in fourth quarter 2011. The Company recognized earnings on its INOVA equity investment of approximately $1.9 million in its first quarter 2013, compared to earnings of $2.5 million for the prior year period. Additionally, during the first quarter 2013, the Company recorded a loss on its GeoRXT equity investment of approximately $(0.7) million.
The Company’s total cash and cash equivalents were $66.6 million as of March 31, 2013. Additionally, the Company had $77.7 million of unused capacity under its $175 million credit facility as of March 31, 2013.
OUTLOOK
Greg Heinlein, the Company’s Chief Financial Officer, commented, “We delivered solid revenue growth in the first quarter, but a combination of factors resulted in a disappointing bottom-line. While each factor is something we deal with in our business every quarter, we were not able to overcome the combination of licensing delays impacting library sales, weather-related delays and associated costs in our 3D program, and a reserve for a customer bankruptcy. Despite the weak first quarter, we remain enthusiastic and steadfast in our belief that 2013 will ultimately result in solid year-over-year growth, but we’ve clearly got additional work to do to improve margins and earnings through the remainder of the year.

“INOVA generated solid revenues in their fourth quarter, driven by sales of G3iTM channels (cable-based recording channels), vibrators, and UniVibTM units (peak force small vibrators), as reflected in our first quarter equity income. We expect to record an equity loss from INOVA in our second quarter due to softness in INOVA’s first quarter revenues, but we expect INOVA to be modestly profitable for full year 2013.
“As we look ahead to the second quarter, we appear to be picking up momentum in our three business segments. However, we expect to be adversely impacted by a slow first quarter at INOVA, and another modest loss in our seabed joint venture. Should we decide to increase to a 50% ownership position in our seabed joint venture, our investment and global relationships should start to develop a larger, sustainable backlog to allow the venture to expand internationally throughout the remainder of 2013. We view seabed technology as an important strategic growth driver for ION and believe there are many market opportunities associated with solving some of our customers’ toughest challenges using our seabed technology.”
CONFERENCE CALL
The Company has scheduled a conference call for Wednesday, May 1, 2013, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern time. To participate in the conference call, dial 480-629-9644 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 15, 2013. To access the replay, dial 303-590-3030 and use pass code 4614671#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.

About ION
ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings are designed to allow E&P companies to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and to enable seismic contractors to acquire geophysical data safely and efficiently. Additional information about ION is available at www.iongeo.com.

Contacts
Greg Heinlein
Senior Vice President and Chief Financial Officer
+1.281.552.3011

Jack Lascar
Dennard-Lascar Associates
+1.713.529.6600

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from the INOVA Geophysical and GeoRXT joint ventures and related transactions and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with litigation, including the lawsuit brought by WesternGeco; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the operation of the INOVA Geophysical and GeoRXT joint ventures; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2013.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Service revenues	$89,949	$66,634
Product revenues	39,788	45,076
Total net revenues	129,737	111,710
Cost of services	69,273	47,406
Cost of products	25,507	23,148
Gross profit	34,957	41,156
Operating expenses:
Research, development and engineering	9,290	7,726
Marketing and sales	7,980	7,417
General, administrative and other operating expenses	15,764	14,370
Total operating expenses	33,034	29,513
Income from operations	1,923	11,643
Interest expense, net	(1,066)	(1,518)
Equity in earnings of investments	1,116	2,468
Other income (expense)	1,027	(686)
Income before income taxes	3,000	11,907
Income tax expense	1,201	3,445
Net income	1,799	8,462
Net income attributable to noncontrolling interest	76	113
Net income attributable to ION	1,875	8,575
Preferred stock dividends	338	338
Net income applicable to common shares	$1,537	$8,237
Net income per share:
Basic	$0.01	$0.05
Diluted	$0.01	$0.05
Weighted average number of common shares outstanding:
Basic	156,465	155,543
Diluted	157,315	156,547

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$66,575	$60,971
Accounts receivable, net	91,034	127,136
Unbilled receivables	77,846	89,784
Inventories	68,083	70,675
Prepaid expenses and other current assets	23,527	25,605
Total current assets	327,065	374,171
Deferred income tax asset	34,503	28,414
Property, plant, equipment and seismic rental equipment, net	34,153	33,772
Multi-client data library, net	224,993	230,315
Equity method investments	76,518	73,925
Goodwill	53,753	55,349
Intangible assets, net	13,817	14,841
Other assets	17,602	9,796
Total assets	$782,404	$820,583
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$3,402	$3,496
Accounts payable	33,499	28,688
Accrued expenses	92,252	124,095
Accrued multi-client data library royalties	22,223	26,300
Deferred revenue	19,631	26,899
Total current liabilities	171,007	209,478
Long-term debt, net of current maturities	101,057	101,832
Other long-term liabilities	8,813	8,131
Total liabilities	280,877	319,441
Redeemable noncontrolling interest	2,151	2,123
Equity:
Cumulative convertible preferred stock	27,000	27,000
Common stock	1,567	1,564
Additional paid-in capital	850,832	848,669
Accumulated deficit	(358,422)	(360,297)
Accumulated other comprehensive loss	(15,542)	(11,886)
Treasury stock	(6,565)	(6,565)
Total stockholders’ equity	498,870	498,485
Noncontrolling interests	506	534
Total equity	499,376	499,019
Total liabilities and equity	$782,404	$820,583

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$1,799	$8,462
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	4,200	3,090
Amortization of multi-client data library	18,592	22,620
Stock-based compensation expense	2,011	1,484
Equity in earnings of investments	(1,116)	(2,468)
Deferred income taxes	(6,150)	(1,063)
Change in operating assets and liabilities:
Accounts receivable	35,307	61,018
Unbilled receivables	11,938	(23,016)
Inventories	1,381	965
Accounts payable, accrued expenses and accrued royalties	(28,686)	(13,025)
Deferred revenue	(7,153)	(4,736)
Other assets and liabilities	2,155	(1,491)
Net cash provided by operating activities	34,278	51,840
Cash flows from investing activities:
Investment in multi-client data library	(13,270)	(24,527)
Purchase of property, plant and equipment	(3,969)	(1,768)
Investment in and advances to GeoRXT	(9,500)	—
Maturity of short-term investments	—	20,000
Investment in convertible notes	(1,000)	—
Other investing activities	76	—
Net cash used in investing activities	(27,663)	(6,295)
Cash flows from financing activities:
Payments on long-term debt	(848)	(1,431)
Payment of preferred dividends	(338)	(338)
Proceeds from exercise of stock options	716	249
Other financing activities	350	453
Net cash used in financing activities	(120)	(1,067)
Effect of change in foreign currency exchange rates on cash and cash equivalents	(891)	216
Net increase in cash and cash equivalents	5,604	44,694
Cash and cash equivalents at beginning of period	60,971	42,402
Cash and cash equivalents at end of period	$66,575	$87,096

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net revenues:
Solutions:
New Venture	$48,436	$28,994
Data Library	9,448	10,268
Total multi-client revenues	57,884	39,262
Data Processing	31,286	26,865
Total	$89,170	$66,127
Systems:
Towed Streamer	$13,549	$15,804
Ocean Bottom	6,765	3,519
Other	11,533	17,383
Total	$31,847	$36,706
Software:
Software Systems	$7,941	$8,370
Services	779	507
Total	$8,720	$8,877
Total	$129,737	$111,710
Gross profit:
Solutions	$20,197	$18,985
Systems	8,380	15,812
Software	6,380	6,359
Total	$34,957	$41,156
Gross margin:
Solutions	23%	29%
Systems	26%	43%
Software	73%	72%
Total	27%	37%
Income from operations:
Solutions	$7,357	$9,606
Systems	934	8,740
Software	5,161	5,482
Corporate and other	(11,529)	(12,185)
Total	$1,923	$11,643
Operating margin:
Solutions	8%	15%
Systems	3%	24%
Software	59%	62%
Corporate and other	(9)%	(11)%
Total	1%	10%

Reconciliation of Adjusted EBITDA to Net Income
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net income before interest expense, interest income, income taxes, depreciation and amortization and other similar non-cash charges including, without limitation, equity in (earnings) losses of joint ventures. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended March 31,
	2013	2012
Net income	$1,799	$8,462
Interest expense, net	1,066	1,518
Income tax expense	1,201	3,445
Depreciation and amortization expense	22,792	25,710
Equity in earnings of investments	(1,116)	(2,468)
Adjusted EBITDA	$25,742	$36,667